Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 and related Prospectus of Rafael Holdings, Inc., of our report dated October 30, 2023, with respect to the consolidated financial statements of Rafael Holdings, Inc. as of July 31, 2023 and 2022 and for the years then ended, which report is included in the Annual Report on Form 10-K of Rafael Holdings, Inc. for the year ended July 31, 2023, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

New York, New York

October 9, 2024